Exhibit 99.1

FIRST NATIONAL CORPORATION

Earnings Release:  Third Quarter 2004

October 21, 2004

First National Corporation (OTCBB: FXNC) reported net income of $3.0 million or $2.03 per basic and diluted share for the nine months ended September 30, 2004.  This is a 23.8% increase over the $2.4 million net income for the nine months ended September 30, 2003 and a 25.3% increase over the $1.62 per basic and diluted share for the nine months ended September 30, 2003.  The annualized return on average equity and average assets were 16.14% and 1.08%, respectively, for the nine months ended September 30, 2004, compared to 14.04% and 1.04%, respectively, for the nine months ended September 30, 2003.

For the three months ended September 30, 2004, net income was $1.0 million or $0.69 per basic and diluted share.  This is a 16.3% increase over the $865 thousand net income and a 17.0% increase over the $0.59 per basic and diluted share for the three months ended September 30, 2003.

Net interest income increased 21.2% from $8.1 million for the nine months ended September 30, 2003 to $9.8 million for the same period in 2004.  The 1.0% decline in interest expense and a 13.0% increase in interest and dividend income generated an increase in net interest income of $1.7 million.  The net interest margin remained unchanged at 3.83% for the nine months ended September 30, 2004 compared to the same period in 2003.

Noninterest income increased 26.4% to $3.4 million for the nine months ended September 30, 2004 compared to $2.7 million for the same period in 2003.  The majority of this increase was related to the sale of property in April 2004 that generated a gain of $454 thousand.  Service charges increased 18.2% to $2.0 million for the nine months ended September 30, 2004 compared to $1.7 million for 2003.  This increase was attributable to growth in the number of noninterest-bearing demand deposits and related overdraft fees.  Fees for other customer services increased 31.6% to $771 thousand for the nine months ended September 30, 2004 compared to $586 thousand for the same period in 2003.  Brokerage fees, ATM fees and other transaction fees contributed to this increase.

(in thousands) Noninterest income (unaudited)	Nine Months Ended 9/30/04 9/30/03
Service charges	$ 2,010	$ 1,700
Fees for other customer services	771	586
Gains on sale of securities	-	16
Gains on sale of premises and equipment	435	1
Gains on sale of loans	134	350
Other	52	11
Noninterest income	$ 3,402	$ 2,664

(in thousands) Noninterest Income (unaudited)	Three Months Ended 9/30/04 9/30/03
Service charges	$ 688	$ 593
Fees for other customer services	279	257
Gains on sale of loans	37	137
Other	28	(40)
Noninterest income	$ 1,032	$ 947

Noninterest expense increased 20.8% to $8.1 million for the nine months ended September 30, 2004 compared to $6.7 million for the same period in 2003.  Salaries and employee benefits increased over the comparable period in 2003 as a result of salary increases and hiring additional employees to support business growth.  Occupancy and equipment costs increased over the comparable period in 2003 as a result of retail branch expansions in Shenandoah County and the City of Winchester.  Other expenses increased due to operating costs related to business growth.

(in thousands) Noninterest Expense (unaudited)	Nine Months Ended 9/30/04 9/30/03
Salaries and employee benefits	$ 3,872	$ 3,431
Occupancy	543	377
Equipment	651	573
Advertising	293	249
Stationery and supplies	281	247
Telecommunications	191	153
Legal and professional fees	327	140
Other	1,926	1,522
Noninterest expense	$ 8,084	$ 6,692

(in thousands) Noninterest Expense (unaudited)	Three Months Ended 9/30/04 9/30/03
Salaries and employee benefits	$ 1,337	$ 1,226
Occupancy	186	126
Equipment	223	211
Advertising	94	92
Stationery and supplies	113	111
Telecommunications	58	52
Legal and professional fees	73	53
Other	649	518
Noninterest expense	$ 2,733	$ 2,389

Total assets increased 23.2% to $393.0 million at September 30, 2004 from $319.1 million at September 30, 2003.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 33.0% from $228.1 million at September 30, 2003 to $303.3 million at September 30, 2004.  The allowance for loan losses totaled $2.9 million or 0.94% of total loans at September 30, 2004 compared to $2.5 million or 1.08% of total loans at September 30, 2003.  Net charge-offs were $335 thousand for the nine months ended September 30, 2004 compared to $186 thousand for the comparable period of 2003.  The loan loss provision was $668 thousand for the nine months ended September 30, 2004 and $518 thousand for the comparable period of 2003.  The allowance for loan losses has increased over the last year, which is primarily attributable to the growth in the loan portfolio.  The overall quality of the loan portfolio has improved, which is reflective in the ratio of allowance for loan losses to total loans at September 30, 2004.

Total deposits increased 18.0% or $47.6 million to $312.6 million at September 30, 2004 from $265.0 million at September 30, 2003.  Noninterest-bearing demand deposits increased $19.9 million or 36.6% to $74.2 million at September 30, 2004 from $54.3 million at September 30, 2003, which contributed to 41.7% of the growth in total deposits.  Other borrowings totaled $45.2 million at September 30, 2004 compared to $26.6 million at September 30, 2003.

Shareholders’ equity totaled $25.4 million at September 30, 2004, an increase of 11.4% over the September 30, 2003 balance of $22.8 million.  The book value of the Corporation was $17.37 per share and the total common shares outstanding were 1,462,062 at September 30, 2004.  Cash dividends paid during the nine months ended September 30, 2004 and 2003 were $0.60 per share and $0.56 per share, respectively.

Selected Financial Information:

(in thousands, except per share data) Selected Ratios (unaudited)	Nine Months Ended 9/30/04 9/30/03
Book value per share	$ 17.37	$ 15.58
Dividends per share	$ 0.60	$ 0.56
Return on average equity	16.14%	14.04%
Return on average assets	1.08%	1.04%
Net interest margin	3.83%	3.83%

(in thousands) Balance Sheets (unaudited)	9/30/04 9/30/03
Securities available for sale, at fair value	$ 58,034	$ 60,852
Loans held for sale	-	995
Loans, net	303,263	228,061
Total assets	393,020	319,128
Deposits	312,625	264,995
Other borrowings	45,245	26,568
Company obligated manditorily redeemable capital securities	8,000	3,000
Shareholders’ equity	25,391	22,785

(in thousands, except per share data) Statements of Income (unaudited)	Nine Months Ended 9/30/04 9/30/03
Interest and dividend income	$ 14,968	$ 13,249
Interest expense	5,248	5,197
Provision for loan losses	668	518
Noninterest income	3,402	2,664
Noninterest expense	8,084	6,692
Provision for income taxes	1,398	1,105
Net income	$ 2,972	$ 2,401
Earnings per share, basic and diluted	$ 2.03	$ 1.62

(in thousands, except per share data) Statements of Income (unaudited)	Three Months Ended 9/30/04 9/30/03
Interest and dividend income	$ 5,253	$ 4,470
Interest expense	1,832	1,633
Provision for loan losses	220	188
Noninterest income	1,032	947
Noninterest expense	2,733	2,389
Provision for income taxes	494	342
Net income	$ 1,006	$ 865
Earnings per share, basic and diluted	$ 0.69	$ 0.59

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121